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                          TERM LOAN AGREEMENT


                                 among


                             REFRACO INC.,


                            VARIOUS BANKS,


                                  and


                        BANKERS TRUST COMPANY,
                        as ADMINISTRATIVE AGENT


                  ----------------------------------


                      Dated as of April 15, 1997

                  ----------------------------------

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

                           TABLE OF CONTENTS


                                                                   Page

SECTION 1.      Amount and Terms of Credit..........................  1
      1.01      The Commitments.....................................  1
      1.02      Notice of Borrowing.................................  1
      1.03      Disbursement of Funds...............................  2
      1.04      Notes...............................................  3
      1.05      Pro Rata Borrowings.................................  3
      1.06      Interest............................................  3
      1.07      Interest Periods....................................  4
      1.08      Increased Costs, Illegality, etc....................  5
      1.09      Compensation........................................  7
      1.10      Change of Lending Office............................  8
      1.11      Replacement of Banks................................  8

SECTION 2.      Fees; Reductions of Commitment......................  9
      2.01      Fees................................................  9
      2.02      Mandatory Reduction of Commitments..................  9

SECTION 3.      Prepayments; Payments; Taxes........................  9
      3.01      Voluntary Prepayments...............................  9
      3.02      Mandatory Repayments................................ 10
      3.03      Method and Place of Payment......................... 13
      3.04      Net Payments........................................ 13

SECTION 4.      Conditions Precedent................................ 15
      4.01      Execution of Agreement; Notes....................... 15
      4.02      No Default; Representations and Warranties.......... 15
      4.03      Opinions of Counsel................................. 16
      4.04      Corporate Documents; Proceedings; etc............... 16
      4.05      Plans; Shareholders' Agreements; Management
                Agreements; Collective Bargaining Agreements;
                Existing Indebtedness Agreements.................... 16
      4.06      Adience Credit Agreement............................ 17
      4.07      Consummation of Acquisition; Etc.................... 18
      4.08      Existing Credit Agreement........................... 18


                                (i)

                                                                   Page

      4.09      Adverse Change, etc................................. 19
      4.10      Litigation.......................................... 20
      4.11      Borrower Pledge Agreement........................... 20
      4.12      Alpine Pledge Agreement............................. 20
      4.13      Alpine Guaranty..................................... 20
      4.14      Projections; Pro Forma Balance Sheet................ 21
      4.15      Solvency Certificate; Environmental Analyses; Insurance
                Analyses............................................ 21
      4.16      Notice of Borrowing................................. 22
      4.17      Fees, etc........................................... 22
      4.18      Termination of Confidentiality Undertakings......... 22
      4.19      Repayment of 11% Senior Secured Notes............... 22

SECTION 5.      Representations, Warranties and Agreements.......... 22
      5.01      Corporate and Other Status.......................... 23
      5.02      Corporate and Other Power and Authority............. 23
      5.03      No Violation........................................ 23
      5.04      Governmental Approvals.............................. 23
      5.05      Financial Statements; Financial Condition; Undisclosed
                Liabilities; Projections; etc....................... 24
      5.06      Litigation.......................................... 26
      5.07      True and Complete Disclosure........................ 26
      5.08      Use of Proceeds; Margin Regulations................. 26
      5.09      Tax Returns and Payments............................ 26
      5.10      Compliance with ERISA............................... 27
      5.11      The Pledge Agreements............................... 29
      5.12      Representations and Warranties in Other Documents... 29
      5.13      Properties.......................................... 29
      5.14      Capitalization...................................... 29
      5.15      Subsidiaries........................................ 29
      5.16      Compliance with Statutes, etc....................... 30
      5.17      Investment Company Act.............................. 30
      5.18      Public Utility Holding Company Act.................. 30
      5.19      Environmental Matters............................... 30
      5.20      Labor Relations..................................... 31
      5.21      Patents, Licenses, Franchises and Formulas.......... 31
      5.22      Indebtedness........................................ 32
      5.23      Transaction......................................... 32


                                (ii)

                                                                   Page

SECTION 6.      Affirmative Covenants............................... 32
      6.03      Maintenance of Property; Insurance.................. 36
      6.04      Corporate Franchises................................ 36
      6.05      Compliance with Statutes, etc....................... 37
      6.06      Compliance with Environmental Laws.................. 37
      6.07      ERISA............................................... 38
      6.08      End of Fiscal Years; Fiscal Quarters................ 39
      6.09      Performance of Obligations.......................... 39
      6.10      Payment of Taxes.................................... 39

SECTION 7.      Negative Covenants.................................. 41
      7.01      Limitation on Restricted Payments................... 41
      7.02      Limitation on Transactions with Affiliates.......... 43
      7.03      Limitation on Incurrence of Additional Indebtedness. 44
      7.04      Limitation on Dividend and Other Payment Restrictions
                Affecting Subsidiaries.............................. 44
      7.05      Limitation on Asset Sales........................... 45
      7.06      Limitation on Preferred Stock of Subsidiaries....... 47
      7.07      Limitation on Liens................................. 47
      7.08      Maximum Leverage Ratio.............................. 47
      7.09      Limitation on Guarantees by Subsidiaries............ 48
      7.10      Merger, Consolidation and Sale of Assets............ 49
      7.11      Successor Corporation Substituted................... 50

SECTION 8.      Events of Default................................... 50
      8.01      Failure to Make Payments When Due................... 50
      8.02      Representations and Warranties...................... 50
      8.03      Covenants........................................... 51
      8.04      Default Under Other Credit Documents................ 51
      8.05      Voluntary Insolvency, Etc........................... 51
      8.06      Involuntary Insolvency, Etc......................... 51
      8.07      Default Under Other Agreements...................... 52
      8.08      Judgments........................................... 52
      8.09      Pledge Agreements................................... 52
      8.10      Alpine Guaranty..................................... 52

SECTION 9.      Definitions and Accounting Terms.................... 53
      9.01      Defined Terms....................................... 53


                                (iii)

SECTION 10.     The Administrative Agent............................ 88
      10.01     Appointment......................................... 88
      10.02     Nature of Duties.................................... 88
      10.03     Lack of Reliance on the Administrative Agent........ 89
      10.04     Certain Rights of the Administrative Agent.......... 89
      10.05     Reliance............................................ 89
      10.06     Indemnification..................................... 90
      10.07     The Administrative Agent in its Individual Capacity. 90
      10.08     Holders............................................. 90
      10.09     Resignation by the Administrative Agent............. 90

SECTION 11.     Miscellaneous....................................... 91
      11.01     Payment of Expenses, etc............................ 91
      11.02     Right of Setoff..................................... 92
      11.03     Notices............................................. 93
      11.04     Benefit of Agreement; Assignments; Participations... 93
      11.05     No Waiver; Remedies Cumulative...................... 95
      11.06     Payments Pro Rata................................... 96
      11.07     Calculations; Computations.......................... 96
      11.08     GOVERNING LAW; SUBMISSION TO
                JURISDICTION; VENUE; WAIVER OF JURY TRIAL........... 97
      11.09     Counterparts........................................ 99
      11.10     Effectiveness....................................... 99
      11.11     Headings Descriptive................................ 99
      11.12     Amendment or Waiver; etc............................ 99
      11.13     Survival............................................100
      11.14     Domicile of Loans...................................100
      11.15     Register............................................101
      11.16     Confidentiality.....................................101
      11.17     No Recourse Against Others..........................102
      11.18     Limitation on Additional Amounts, etc...............102


                                (iv)

SCHEDULE I           Commitments
SCHEDULE II          Bank Addresses
SCHEDULE III         Real Property
SCHEDULE IV          Subsidiaries
SCHEDULE V           Existing Indebtedness
SCHEDULE VI          Insurance
SCHEDULE VII         Existing Liens
SCHEDULE VIII        Existing Investments
SCHEDULE IX-A        Organization Chart (post-Acquisition, but pre-
                     Restructuring)
SCHEDULE IX-B        Organization Chart (post-Restructuring)
SCHEDULE X           Restrictions Applicable to Adience Subsidiaries
SCHEDULE XI          ERISA
SCHEDULE XII         Hepworth Acquisition/Adience Refinancing/Restructuring
                     Description
SCHEDULE XIII        Tax Matters


EXHIBIT A            Notice of Borrowing
EXHIBIT B            Note
EXHIBIT C            Section 3.04(b)(ii) Certificate
EXHIBIT D            Opinion of Proskauer Rose Goetz & Mendelsohn LLP, U.S.
                     counsel to the Credit Parties
EXHIBIT E            Officer's Certificate
EXHIBIT F            Borrower Pledge Agreement
EXHIBIT G            Alpine Pledge Agreement
EXHIBIT H            Alpine Guaranty
EXHIBIT I            Solvency Certificate
EXHIBIT J            Assignment and Assumption Agreement


                                (v)

            TERM LOAN AGREEMENT, dated as of April 15, 1997, among REFRACO INC., a Delaware corporation (the "Borrower"), the Banks party hereto from time to time, and BANKERS TRUST COMPANY, as Administrative Agent (all capitalized terms used herein and defined in Section 9 are used herein as therein defined).


                              W I T N E S S E T H :


            WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to the Borrower the credit facility provided for herein;


            NOW, THEREFORE, IT IS AGREED:

            SECTION 1. Amount and Terms of Credit.

            1.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Bank severally agrees to make, on the Closing Date, a term loan or term loans (each a "Loan" and, collectively, the "Loans") to the Borrower, which Loans (i) shall be denominated in Dollars, (ii) shall be made and maintained as a single Borrowing of Eurodollar Loans (subject to conversion, in whole or in part, into Base Rate Loans pursuant to Section 1.08) and (iii) shall be made by each such Bank in that initial aggregate principal amount as is equal to the Commitment of such Bank on the Closing Date (before giving effect to any reductions thereto on such date pursuant to Section 2.02(b)). Once repaid, Loans incurred hereunder may not be reborrowed.

            1.02 Notice of Borrowing. (a) When the Borrower desires to incur the Loans hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing), provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Such written notice or written confirmation of telephonic notice (the "Notice of Borrowing"), except as otherwise expressly provided in Section 1.08, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The Administrative Agent shall

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promptly give each Bank notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

            (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice.

            1.03 Disbursement of Funds. No later than 12:00 Noon (New York time) on the Closing Date, each Bank will make available its pro rata portion (determined in accordance with Section 1.05) of the Loans to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available by the Banks in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the Closing Date that such Bank does not intend to make available to the Administrative Agent such Bank's portion of the Loans to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the Loans, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

            1.04 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes"). The Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Closing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the principal amount of the Loans made by such Bank and be payable in Dollars in the outstanding principal amount of Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.06 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 3.01, and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (b) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.

            1.05 Pro Rata Borrowings. All Loans made under this Agreement shall be incurred from the Banks pro rata on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

            1.06 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

            (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

            (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of
(x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans from time to time and (y) the rate which is 2% in excess of the rate borne by such Loans at the time of the payment default, in each case with such interest to be payable on demand.

            (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods to be applicable to Eurodollar Loans and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

            1.07 Interest Periods. All Eurodollar Loans outstanding hereunder at any time shall have a single interest period applicable thereto at such time of three (3) months duration (each an "Interest Period"), provided that:

            (i) the initial Interest Period for the Eurodollar Loans shall commence on the Closing Date and each Interest Period occurring thereafter in respect of such Eurodollar Loans shall commence (x) on the day on which the next preceding Interest Period applicable thereto expires or (y) only in the circumstances provided in Section 1.08(d)(y) (where all Eurodollar Loans have theretofore been converted into Base Rate Loans), on the Business Day specified in Section 1.08(d)(y);

            (ii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

            (iii) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

            (iv) no Interest Period shall be selected which extends beyond the Final Maturity Date.

            1.08 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) and (iv) below, may be made only by the Administrative Agent):

            (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

            (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Bank pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (except to the extent included in the computation of the Eurodollar Rate) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its applicable lending office) and/or
      (y) other circumstances since the date of this Agreement affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

            (iii) at any time after the date of this Agreement, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the applicable interbank market;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, on the last day of the then current Interest Period, all Loans shall be automatically converted to Base Rate Loans, until such time as the circumstances described in clause (i) shall no longer be applicable, in which event Section 1.08(d) shall apply, (y) in the case of clause (ii) above, the Borrower shall, subject to the provisions of Section 11.8 (to the extent applicable), pay to such Bank, upon its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.08(b) as promptly as possible and, in any event, within the time period required by law.

            (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.08(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 1.08(a)(iii) shall), upon at least three Business Days' written notice to the Administrative Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan, until such time as the circumstances described in Section 1.08(a)(ii) or (iii) shall no longer be applicable in which event clause (d) below shall apply, provided that, if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.08(b).

            (c) If at any time after the date of this Agreement any Bank determines that the introduction of or any change (which introduction or change shall have occurred after the date of this Agreement) in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay, subject to the provisions of Section 11.8 (to the extent applicable), to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation owing under this Section 1.08(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.08(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

            (d) In the event that any Base Rate Loan is outstanding at any time and the relevant circumstances described in Section 1.08(a)(i), (ii) and/or
(iii), as the case may be, cease to be applicable, the respective Bank(s) or the Administrative Agent (as applicable) shall give prompt notice thereof to the Borrower and the Administrative Agent (as applicable) and (x) if a Borrowing of Eurodollar Loans is outstanding at such time (from one or more Banks which were not affected by such circumstances or as a result of the application of following clause (y)), then on the last day of the Interest Period then applicable thereto the Base Rate Loans of the respective affected Bank or Banks to which the circumstances described above have ceased to be applicable shall be converted back into (and thereafter shall form a part of) the respective Borrowing of Eurodollar Loans (until such time, if any, as Section 1.08(a) and (b) shall thereafter become applicable) and (y) if no Eurodollar Loans remain outstanding at such time, then on the third Business Day thereafter the Base Rate Loans of the respective Bank or Banks to which the circumstances described above shall cease to be applicable shall be converted into a

Borrowing of Eurodollar Loans (with an Interest Period of three months beginning on said third Business Day).

            1.09 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans, but excluding loss of anticipated profits) which such Bank may sustain: (i) if any repayment (including any repayment made pursuant to Section 3.01 or 3.02 or as a result of an acceleration of the Loans pursuant to Section 8) occurs on a date which is not the last day of an Interest Period with respect thereto; (ii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iii) as a consequence of (x) any other default by such Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.08(b).

            1.10 Change of Lending Office. Each Bank agrees that on the occurrence of any event giving rise to the operation of Section 1.08(a)(ii) or
(iii), Section 1.08(c) or Section 3.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.10 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Sections 1.08 and 3.04.

            1.11 Replacement of Banks. (x) Upon the occurrence of an event giving rise to the operation of Section 1.08(a)(ii) or (iii), Section 1.08(c) or
Section 3.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or (y) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as (and to the extent) provided in Section 11.12(b), the Borrower shall have the right, if no Default under Section 10.01 or 10.05 and no Event of Default then exists (or, in the case of preceding clause (y), no Default under Section 10.01 or 10.05 and no Event of Default will exist immediately after giving effect to such replacement), to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferees (collectively, the "Replacement Bank") and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.11, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the outstanding Loans of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank and (ii) all obligations of the Borrower due and owing to the Replaced Bank at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 11.15 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.08, 1.09, 3.04, 10.06 and 11.01), which shall survive as to such Replaced Bank. It is understood and agreed that replacements pursuant to this Section 1.11 shall be effected by means of assignments which otherwise meet the applicable requirements of Section 11.04(b).

            SECTION 2. Fees; Reductions of Commitment.

            2.01 Fees. The Borrower shall pay to the Administrative Agent, for its own account, such fees as have been previously agreed to in writing by the Borrower and the Administrative Agent.

            2.02 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Bank) shall terminate in its entirety on May 31, 1997 unless the Closing Date has occurred on or before such date.

            (b) In addition to any other mandatory commitment reductions pursuant to this Section 2.02, the Total Commitment shall terminate in its entirety on the Closing Date (after giving effect to the making of Loans on such date).

            SECTION 3. Prepayments; Payments; Taxes.

            3.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, the amount of such prepayment and the Types of Loans to be prepaid, which notice the Administrative Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000;
(iii) each prepayment in respect of any Loans shall be applied pro rata to Loans of the various Banks (based upon the relative outstanding principal amounts thereof); and (iv) any voluntary prepayment of Loans made on or prior to the third anniversary of the Closing Date shall be subject to a prepayment premium (to be paid ratably to the Banks receiving the respective prepayment) determined as follows: (A) if such prepayment occurs after the Closing Date but on or prior to the first anniversary of the Closing Date, then Borrower shall pay a prepayment premium equal to 3.0% of the principal amount of the Loans so prepaid, (b) if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, then Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Loans so prepaid; and (C) if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, then Borrower shall pay a prepayment premium equal to 0.50% of the principal amount of the Loans so prepaid.

            3.02 Mandatory Repayments. (a) The Borrower shall cause all then outstanding Loans to be repaid in full on the Final Maturity Date.

            (b) The Borrower shall cause the outstanding principal amount of the Loans to be repaid with the Net Sale Proceeds from any Asset Sale as required by
Section 7.05.

            (c) Within thirty (30) days following each date on which Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the cash proceeds of such Recovery Event (net of costs and taxes incurred in connection with such Recovery Event) shall, unless waived in writing by the Required Banks, be applied as a mandatory repayment of principal of the Loans (subject in each case to 3.02(f)), provided that (1) so long as no Default or Event of Default then exists, if the net cash proceeds from any Recovery Event are less than $1,000,000, then no prepayment shall be required pursuant to this Section 3.02(c), (2) to the extent the net cash proceeds from any Recovery Event are applied to permanently repay (x) principal of loans, and/or unpaid drawings in respect of letters of credit, outstanding under the Adience Credit Agreement and/or (y) other outstanding Indebtedness of Restricted Subsidiaries of the Borrower (and, in the case of any repayment pursuant to this clause (2) of outstandings pursuant to any revolving loan or similar commitment, so long as the respective such revolving loan or similar commitment is permanently reduced by the amount of such repayment), no repayment shall be required pursuant to this Section 3.02(c), (3) so long as no Default or Event of Default then exists, with respect to any single or series of related Recovery Events the net proceeds therefrom which are equal to or greater than $1,000,000 but less than $10,000,000, such proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days (or 540 days so long as contractually committed to be so used within 365 days) following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), (4) if the amount of such proceeds from any single or series of related Recovery Events exceeds $10,000,000, then the entire amount and not just the portion in excess of $10,000,000 shall either (i) be applied against the Adience Revolving Credit Facility with authorization reserved for replacement or restoration of the assets affected by such Recovery Event or applied to permanently repay (x) principal of loans, and/or unpaid drawings in respect of letters of credit, outstanding under the Adience Credit Agreement and/or (y) other outstanding Indebtedness of Restricted Subsidiaries of the Borrower (and, in the case of any such repayment pursuant to this clause (4)(x) or (y) of outstandings pursuant to any revolving loan or similar commitment, so long as the respective such revolving loan or similar commitment is permanently reduced by the amount of such repayment) with such proceeds, or (ii) if not so applied, unless waived in writing by the Required Banks, be applied as a mandatory repayment of Loans as provided above in this Section 3.02(c), (5) if all or any portion of such proceeds not required to be applied to the repayment of Loans pursuant to the proviso of this Section 3.02(c) are not used for the purposes described in clause (3) above (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be (A) applied to permanently repay (x) principal of loans, and/or unpaid drawings in respect of letters of credit, outstanding under the Adience Credit Agreement and/or (y) other outstanding Indebtedness of Restricted Subsidiaries of the Borrower (and, in the case of any repayment pursuant to this clause (5)(A) of outstandings pursuant to any revolving loan or similar commitment, so long as the respective revolving loan or similar commitment is permanently reduced by the amount of such repayment) or (B) if not so applied and unless waived in writing by the Required Banks, applied on the last day of such period as a mandatory repayment of principal of the Loans as provided in this Section 3.02(c) and (6) if all or any portion of such proceeds are not required to be applied on the 365th day referred to in clause (5) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be (A) applied to permanently repay (x) principal of loans, and/or unpaid drawings in respect of letters of credit, outstanding under the Adience Credit Agreement and/or (y) other outstanding Indebtedness of Restricted Subsidiaries of the Borrower (and, in the case of any repayment pursuant to this clause (6)(A) of outstandings pursuant to any revolving loan or similar commitment, so long as the respective such revolving loan or similar commitment is permanently reduced by the amount of such repayment) or (B) if not so applied and unless waived in writing by the Required Banks, applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this
Section 3.02(c).

            (d) The Borrower shall cause all then outstanding Loans to be repaid in full on any date on which a Change of Control occurs, with any repayment required to be made pursuant to this Section 3.02(d) to be accompanied, if the respective Change of Control occurred on or before the third anniversary of the Closing Date, by a prepayment premium (to be paid ratably to the Banks receiving the respective repayment pursuant to this Section 3.02(d)) in the same amount which, pursuant to clause (iv) of Section 3.01, would be required to accompany a voluntary prepayment in full, pursuant to Section 3.01, of all Loans outstanding (before giving effect to any repayment required pursuant to this Section 3.02(d)) on the date on which the respective Change of Control occurred.

            (e) All repayments of principal made by Borrower pursuant to this
Section 3.02 shall, subject to following clause (f), be applied pro rata to the outstanding Loans of the various Banks (based upon the relative outstanding principal amounts thereof).

            (f) Notwithstanding anything to the contrary contained in Section
3.02 or elsewhere in this Agreement, the Borrower shall have the option, in its sole discretion, to give the Banks with outstanding Loans the option to waive a mandatory prepayment of such Loans pursuant to Section 3.02(b) (each such repayment, "Waivable Mandatory Prepayment") upon the terms and provisions set forth in this Section 3.02(f). If Borrower elects to exercise the option referred to in the preceding sentence, Borrower shall give to Administrative Agent written notice of its intention to give the Banks the right to waive a Waivable Mandatory Prepayment at least five (5) Business Days' prior to such repayment, which notice Administrative Agent shall promptly forward to all Banks

(indicating in such notice the amount of such repayment to be applied to each such Bank's outstanding Loans). The Borrower's offer to permit the Banks to waive any such Waivable Mandatory Prepayment may apply to all or part of such repayment; provided; that any offer to waive part of such repayment must be made ratably to the Banks on the basis of their Pro Rata Share of outstanding Loans. In the event any Bank desires to waive such Bank's right to receive any such Waivable Mandatory Prepayment in whole or in part, such Bank shall so advise the Administrative Agent no later than the close of business two (2) Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Bank desires to receive in respect of such prepayment. If any Bank does not reply to the Administrative Agent within the two (2) Business Days after the date of such notice from Administrative Agent, it will be deemed not to have waived any part of such prepayment. If any Bank does not specify an amount it wishes to receive, it will be deemed to have accepted one hundred percent (100%) of the total payment. In the event that any Bank waives all or part of such right to receive any such Waivable Mandatory Prepayment, Borrower shall be relieved of its obligation to make such Waivable Mandatory Prepayment to the extent of the amount so waived.

            3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) like funds relating to the payment of principal, interest or fees ratably to the Banks entitled thereto. Any payments under this Agreement which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

            3.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Sections 3.04(b) all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits or franchise taxes based on net income of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. If the Borrower pays any additional amount under this
Section 3.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Bank shall pay to the Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such refund, reduction or credit. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

            (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.11 or 11.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank,

(i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above,
(x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 3.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this
Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 3.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 11.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in

Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

            SECTION 4. Conditions Precedent. The obligation of each Bank to make Loans on the Closing Date, is subject to the satisfaction of the following conditions:

            4.01 Execution of Agreement; Notes. On or prior to the Closing Date
(i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Banks the appropriate Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

            4.02 No Default; Representations and Warranties. On the Closing Date and after giving effect to the Loans made on such date, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

            4.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Closing Date in the form set forth as Exhibit D.

            4.04 Corporate Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate of incorporation (or equivalent organizational document) and by-laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

            (b) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

            4.05 Plans; Shareholders' Agreements; Management Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements. On the Closing Date, there shall have been made available to the Administrative Agent true and correct copies, certified as true and complete by an appropriate officer of the Borrower of:

            (i) all Plans that, as of the Initial Borrowing Date, are maintained, sponsored or contributed to by the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate (and for each such Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each such Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such Plan;

            (ii) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock (collectively, the "Shareholders' Agreements");

            (iii) all agreements with members of, or with respect to, the senior management and management of the Borrower or any of its Subsidiaries (collectively, the "Management Agreements");

            (iv) all collective bargaining agreements applying or relating to any employee of the Borrower or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements"); and

            (v) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the incurrence of Loans on the Closing Date (collectively, the "Existing Indebtedness Agreements");

all of which Plans, Shareholders' Agreements, Management Agreements, Collective Bargaining Agreements and Existing Indebtedness Agreements shall be in form and substance satisfactory to the Administrative Agent and the Required Banks and shall be in full force and effect.

            4.06 Adience Credit Agreement. (a) On or prior to the Closing Date, the borrowers under the Adience Credit Agreement (i) shall have entered into the Adience Credit Agreement and shall have incurred the full amount of term loans provided thereunder and (ii) shall, on such date, utilize the full amount of such cash proceeds to make payments owing in connection with the Transaction (in a manner consistent with the description contained in Schedule XII).

            (b) On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the Adience Credit Documents as then in effect, and all of the terms and conditions of such Adience Credit Documents (including, without limitation, covenants, events of defaults, remedies, maturities, interest rates and all other terms) shall be required to be in form and substance satisfactory to the Administrative Agent and the Required Banks.

            4.07 Consummation of Acquisition; Etc. (a) On the Closing Date, (i) the Acquisition shall have been consummated in accordance with the Acquisition Documents and all applicable laws (except insofar as moneys to be advanced under the terms of this Agreement as are required for such purpose), (ii) each of the conditions precedent set forth in the Acquisition Documents shall have been satisfied and not waived (unless waived with the consent of the Administrative Agent and the Required Banks), and (iii) the Administrative Agent shall have received true and correct copies of the Acquisition

Documents, all of which shall be in full force and effect and required to be in form and substance (including as to all of the terms and conditions thereof) satisfactory to the Administrative Agent and the Required Banks.

            (b) On the Closing Date, the Acquisition shall be consummated and the financing therefor shall occur, in a manner consistent with the description contained in Schedule XII (excluding Parts II. D. and IV thereof, which describe various post- closing actions to be taken).

            (c) On the Closing Date (and after giving effect to the Transaction), the capital structure of the Borrower and its Subsidiaries shall be as set forth in the Organization Chart attached as Schedule IX-A, which shall be required to be in form and substance satisfactory to the Administrative Agent and the Required Banks.

            (d) On the Closing Date, and without limiting the requirements set forth above in this Section 4.07, (x) not more than $20 million may be used by Adience to repay an inter-company loan previously incurred by it from Alpine, so long as Alpine uses all proceeds of such repayment to repay amounts owed by it pursuant to the Existing Credit Agreement as required by the following Section
4.08 and (y) all other inter-company loans and notes payable by the Borrower or any of its Subsidiaries to Alpine shall be contributed to the capital of the Borrower and such obligations shall be extinguished. On the Closing Date, neither the Borrower nor any of its Subsidiaries shall owe any amounts, by way of inter-company loans or otherwise, to Alpine or any of its Subsidiaries (other than the Borrower and its Subsidiaries).

            4.08 Existing Credit Agreement. (a) On or prior to the Closing Date or concurrently with the making of Loans on such date, the total commitments under the Existing Credit Agreement shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized by new back-to-back letters of credit in form and substance, and issued by an issuer, satisfactory to the respective letter of credit issuers or otherwise supported in a manner satisfactory to the respective letter of credit issuers, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full and the Existing Credit Agreement shall have been terminated and be of no further force or effect except for continuing indemnification obligations described therein. The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 4.08(a) have been satisfied on such date.

            (b) On or prior to the Closing Date or concurrently with the making of Loans on such date, the creditors under the Existing Credit Agreement shall have terminated and released all security interests and Liens on the assets owned or to be owned by Alpine or any of its Subsidiaries granted in connection with the Existing Credit Agreement. The Administrative Agent shall have received such releases of security interests in and Liens on the assets owned or to be owned by Alpine and its Subsidiaries as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to Alpine or any of its Subsidiaries, or their respective predecessors in interest, in connection with the security interests created with respect to the Existing Credit Agreement and the documentation related thereto, (ii) terminations or assignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Alpine or any of its Subsidiaries, on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of Alpine or any of its Subsidiaries, or their respective predecessors in interest, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

            4.09 Adverse Change, etc. (a) On or prior to the Closing Date, nothing shall have occurred (and neither the Administrative Agent nor the Banks shall have become aware of any facts, conditions or other information not previously known) which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Administrative Agent or the Banks, or on the ability of any Credit Party to perform its obligations to the Administrative Agent and the Banks or which could reasonably be expected to have a Material Adverse Effect.

            (b) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the making of the Loans and the Transaction, the other transactions contemplated by the Documents and otherwise referred to herein or therein (excluding governmental approvals and/or consents not required to be obtained on or prior to the Closing Date) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents.

            4.10 Litigation. On the Closing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or therewith or the transactions contemplated hereby or thereby, or which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the Transaction or a Material Adverse Effect.

            4.11 Borrower Pledge Agreement. On the Closing Date, the Borrower shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit F (as amended, modified or supplemented from time to time, the "Borrower Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Borrower Pledged Stock, if any, referred to therein then owned by the Borrower, together with executed and undated stock powers.

            4.12 Alpine Pledge Agreement. On the Closing Date, Alpine shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as amended, modified or supplemented from time to time, the "Alpine Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Alpine Pledged Stock, if any, referred to therein then owned by Alpine, together with executed and undated stock powers.

            4.13 Alpine Guaranty. On the Closing Date, Alpine shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit H (as amended, modified or supplemented from time to time, the "Alpine Guaranty"), guaranteeing all of the Obligations of the Borrower as more fully provided therein, and the Alpine Guaranty shall be in full force and effect.

            4.14 Projections; Pro Forma Balance Sheet. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent:

            (i) projected financial statements for the Borrower and its Subsidiaries for the period from the Closing Date to and including at least April 30, 2005 (the "Projections"), which Projections (x) shall reflect the forecasted financial condition and income and expenses of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and thereby and (y) shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks; and

            (ii) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries, after giving effect to the Transaction and the incurrence of all Indebtedness contemplated herein and prepared in accordance with generally accepted accounting principles, which pro forma consolidated balance sheets shall be required to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

            4.15 Solvency Certificate; Environmental Analyses; Insurance Analyses. On the Closing Date, there shall have been delivered to the Administrative Agent:

            (i) a solvency certificate in the form of Exhibit I from the chief financial officer of the Borrower and dated the Closing Date;

            (ii) Phase I environmental assessment reports with respect to certain currently owned or operated real properties prepared by environmental consultants reasonably satisfactory to the Administrative Agent, the results of which do not disclose any environmental liabilities or potential environmental liabilities reasonably likely to result in a Material Adverse Effect; and

            (iii) analyses and evidence of insurance complying with the requirements of Section 6.03 for the business and properties of the Borrower and its Subsidiaries, in scope, form and substance satisfactory to the Administrative Agent and the Required Banks.

            4.16 Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02(a).

            4.17 Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent and each Bank all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent and such Bank to the extent then due.

            4.18 Termination of Confidentiality Undertakings. On the Closing Date, the Borrower and the seller pursuant to the Acquisition Agreement shall have released the Agent, each of the Banks and their counsel from all obligations of such Persons pursuant to any Confidentiality Undertaking theretofore executed and delivered by any such Person, except that, from and after the Closing Date, the confidentiality provisions of Section 11.16 of this Agreement shall survive in accordance with the terms hereof. The releases described in the immediately preceding sentence shall be in form and substance satisfactory to the Agent, the Banks and their counsel.

            4.19 Repayment of 11% Senior Secured Notes. On the Closing Date, Adience shall have repaid in full, for cash not in excess of $5.7 million in the aggregate, all of its 11% senior secured notes due 2002, and all security therefor shall have been released to the satisfaction of the Agent and the Required Banks.

            The occurrence of the Closing Date and the incurrence of the Loans on such date shall constitute a representation and warranty by each Credit Party to the Administrative Agent and each of the Banks that all the conditions specified in Section 4 exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 4, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be in form and substance satisfactory to the Administrative Agent and the Required Banks.

            SECTION 5. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans on and as of the Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

            5.01 Corporate and Other Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the requisite corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            5.02 Corporate and Other Power and Authority. Each Credit Party has the requisite corporate power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            5.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the Adience Credit Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.

            5.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (x) as have been obtained or made on or prior to the Closing Date or (y) as may be required by, or made pursuant to, the Adience Credit Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

            5.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of Adience and its Subsidiaries (which does not include Newco, Hepworth or their respective Subsidiaries) at April 30, 1996 and January 31, 1997 and the related statements of consolidated income, consolidated cash flows and shareholders' equity of the Borrower and its Subsidiaries for the fiscal year and the nine-month period ended on such date, as the case may be, and furnished to the Banks prior to the Closing Date, fairly present the consolidated results of the operations of the Borrower and its Subsidiaries for the respective fiscal year or nine-month period ended on such date, as the case may be, and consolidated financial position of the Borrower and its Subsidiaries at the date of such balance sheet. All such consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes in the case of the January 31, 1997 financial statements.

            (b) The Accounting Pack (as defined in the Acquisition Agreement) for Hepworth and its Subsidiaries for the accounting reference period ended December 31, 1996, and furnished to the Banks prior to the Closing Date, was prepared in accordance with accounting principles and practices generally accepted in the United Kingdom as at December 31, 1996, and gives a true and fair view of the state of affairs of Hepworth and its Subsidiaries as at December 31, 1996.

            (c) The Borrower is a special purpose corporation formed to own 100% of the capital stock of Adience and, except in connection therewith (and as shown in Schedule XII) and pursuant to this Agreement and the other Credit Documents and the Adience Credit Documents, on the Closing Date the Borrower had no other significant assets, liabilities or operations.

            (d) Since April 30, 1996 (but for this purpose, assuming that the Transaction had been consummated on such date), there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

            (e) (i) On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (a) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed their debts; (b) the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their businesses. For purposes of this Section 5.05(c), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (f) Except (i) as disclosed in the financial statements delivered pursuant to Sections 5.05(a) and (b) and (ii) liabilities arising in the ordinary course of business since January 31, 1997, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries taken as a whole. As of the Closing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Sections 5.05(a) and (b) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

            (g) On and as of the Closing Date, the Projections delivered to the Administrative Agent pursuant to Section 4.14 have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances (it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved), and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein. On the Closing Date, the Borrower believes that the Projections are reasonable and attainable based upon the then known facts and circumstances, it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.

            5.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened (i) with respect to any Document or (ii) that are reasonably likely to result in a Material Adverse Effect.

            5.07 True and Complete Disclosure. All factual information (other than the Projections, which are covered in Section 5.05(g)) (taken as a whole) furnished by any Credit Party in writing to the Administrative Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

            5.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Borrower (i) to effect the Transaction and (ii) to pay fees and expenses related to the Transaction.

            (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X.

            5.09 Tax Returns and Payments. Except as set forth on Schedule XIII, the Borrower and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority, all Federal, state, local, foreign and other returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries. The Returns accurately reflect all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. The Borrower and each of its Subsidiaries have paid all taxes payable by them other than taxes contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, is aware of any agreement or waiver extending any statute of limitations relating to the payment or collection of other taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. None of the Borrower or any of its Subsidiaries has provided, with respect to itself or property held by it, any consent under
Section 341 of the Code. None of the Borrower or any of its Subsidiaries has incurred, or will incur, any tax liability in connection with the Acquisition or any other transactions contemplated hereby other than stamp tax duty under applicable laws of England.

            5.10 Compliance with ERISA. (a) Schedule XI sets forth each Plan that, on the Closing Date is maintained, sponsored or contributed to by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; and each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code or its prototype Plan document (to the best knowledge of the Borrower in the case of multiemployer plans (as defined in section 4001(a)(3) of ERISA)) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code. None of the following conditions exist, the liability for which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect: no Reportable Event has occurred with respect to a Plan; none of the Borrower or any of its ERISA Affiliates received notice that any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Initial Borrowing Date by $1,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201,

4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or expects to incur any such liability under any of the foregoing Sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the knowledge of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $5,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code and no material liability exists or could arise as a result of any failure to so comply; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

            (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to so comply would not result in a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

            5.11 The Pledge Agreements. Subject to the terms of each Pledge Agreement, the security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under each Pledge Agreement constitute first priority perfected security interests in the Pledged Stock described in such Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Stock under either Pledge Agreement.

            5.12 Representations and Warranties in Other Documents. All representations and warranties set forth in the Documents (other than the Credit Documents) were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made); provided that, to the extent such representations and warranties in the Acquisition Documents were made by the Seller thereunder, the representations and warranties made pursuant to this Section 5.12 are to the best knowledge of the Credit Agreement Parties.

            5.13 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the financial statements referred to in Sections 5.05(a) and (b) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all Liens, other than Liens permitted by Section 7.07.

            5.14 Capitalization. On the Closing Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of the Borrower shall consist of 500 shares of common stock, $.01 par value per share, and 2500 shares of preferred stock, $.01 par value per share. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

            5.15 Subsidiaries. Schedule IV correctly sets forth, as of the Closing Date and after giving effect to the Transaction, each Subsidiary of the Borrower, and the direct and indirect ownership interest of the Borrower therein. Schedule IX-A correctly sets forth, as of the Closing Date and after giving effect to the Transaction, an Organization Chart showing the corporate structure of the Borrower and its Subsidiaries, consistent with Schedule IV.

            5.16 Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.17 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            5.18 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            5.19 Environmental Matters. (a) The Borrower and each of its Subsidiaries have complied with, and on the Closing Date are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower, overtly threatened Environmental Claims against the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership or operation by the Borrower or any of its Subsidiaries of any Real Property no longer owned by the Borrower or any of its Subsidiaries) or, to the best knowledge of the Borrower, any Real Property owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned or operated by the Borrower or any of its Subsidiaries but no longer owned by the Borrower or any of its Subsidiaries) or, to the best knowledge of the Borrower or any Borrower, any real property adjoining or adjacent to any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its

Subsidiaries, or (ii) to cause any Real Property owned or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

            (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment, storage or transportation has violated or would reasonably be expected to violate any applicable Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by the Borrower or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate any applicable Environmental Law.

            (c) Notwithstanding anything to the contrary in this Section 5.19, the representations made in this Section 5.19 shall not be untrue unless the aggregate effect of all violations, Environmental Claims, facts, circumstances, conditions, occurrences, restrictions, failures and noncompliances of the types described above could reasonably be expected to have a Material Adverse Effect.

            5.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower any of its Subsidiaries or, to the best knowledge of the Borrower, overtly threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, overtly threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, overtly threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

            5.21 Patents, Licenses, Franchises and Formulas. Each of the Borrower and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including but not limited to rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

            5.22 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans and the Indebtedness pursuant to the Adience Credit Documents, the "Existing Indebtedness"), in each case, showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guaranteed such debt.

            5.23 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation thereof, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction to the extent then required have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or the making of the Loans or the performance by any Credit Party of its obligations under the Documents to which it is party.

            SECTION 6. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date so long as this Agreement is in effect and the Loans and Notes, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

            6.01 Information Covenants. The Borrower will furnish to each Bank:

            (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheets of each of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the important operational and financial developments during the quarterly and year-to-date periods.

            (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated (and, in the case of the statements for the Borrower and its Subsidiaries, consolidating) balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of the consolidating financial statements, by the chief financial officer of the Borrower and (y) in the case of the consolidated financial statements, by Arthur Andersen LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the respective financial statements, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management's discussion and analysis of the important operational and financial developments during the respective fiscal year.

            (c) Management Letters. Promptly after the Borrower's or any of its Subsidiaries' receipt thereof, a copy of any "management letter" addressed to the board of directors of the Borrower or such Subsidiary from its certified public accountants and the management's responses thereto.

            (d) Budgets. No later than 30 days after the first day of each fiscal year of the Borrower, budgets for the Borrower and its Subsidiaries taken as a whole in form satisfactory to the Administrative Agent and the Required Banks

      (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Borrower for the immediately following fiscal year prepared in summary form, in each case accompanied by the statement of the chief financial officer of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

            (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate of the chief financial officer of the Borrower to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 7.01, 7.03, 7.05 and 7.12, at the end of such fiscal quarter or year, as the case may be.

            (f) Notices Pursuant to Acquisition Documents. Promptly after the receipt or delivery thereof by the Borrower or any of its Subsidiaries, copies of any notices (excluding immaterial notices not involving adjustments to the purchase price, claims for indemnity or damages, notices of breach or similar types of claims or notices) sent or received by the Borrower or any of its Subsidiaries after the Closing Date pursuant to any Acquisition Document.

            (g) Notice of Default or Litigation. Promptly, and in any event within three Business Days (or five Business Days in the case of following clause (ii)) after an executive or financial officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending (x) against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of the Borrower or any of its Subsidiaries or (z) with respect to any Document.

            (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the "SEC") or the Registrar of Companies in England and Wales or shall deliver to its shareholders or to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

            (i) Environmental Matters. Promptly upon, and in any event within ten Business Days after, an executive or financial officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:

            (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries;

            (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that
      (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

            (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

            (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency (with the items described above in preceding clauses (i) through (iv) being herein called, collectively, "Environmental Matters").

      All such notices shall describe in reasonable detail the nature of the respective Environmental Matter and the Borrower's or such Subsidiary's intended response thereto. In addition, the Borrower or any of its Subsidiaries will provide the Banks with copies of all communications between the Borrower or any of its Subsidiaries and any government or governmental agency relating to Environmental Laws which would reasonably be expected to have a Material Adverse Effect, all notices of any Environmental Claims, and such detailed reports of any outstanding Environmental Claim as may reasonably be requested by the Banks; provided, that in any event the Borrower and its Subsidiaries shall deliver to each Bank all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for response costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

            (j) Annual Meetings with Banks. At the request of the Administrative Agent, at a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower shall hold a meeting with all of the Banks at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

            (k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Bank may reasonably request.

            6.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Upon prior notice, the Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, during regular business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Bank may request.

            6.03 Maintenance of Property; Insurance. Schedule VI sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in reasonably good working order and condition, ordinary wear and tear excepted,
(ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties in the same general areas in which the Borrower or any of its Subsidiaries operates, and
(iii) furnish to the Administrative Agent or any Bank, upon written request, full information as to the insurance carried.

            6.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this
Section 6.04 shall prevent (i) sales of assets by the Borrower or any of its Subsidiaries in accordance with Section 7.05 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect.

            6.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as is reasonably required in connection with the operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

            (b) At the written request of the Administrative Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any Real Property owned or operated by the Borrower and its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated reasonably likely cost of any removal or remedial action required under Environmental Laws in connection with such Hazardous Materials on such Real Property, provided that in no event shall such request be made more often than once every two years for any particular Real Property unless either (i) an Event of Default shall be in existence or (ii) the Banks receive notice under
Section 6.01(i) of any Environmental Matter for which notice is required to be delivered for any such Real Property. If the Borrower fails to provide the same within ninety days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Banks and their agents access to such Real Property and specifically grant the Administrative Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment using a nationally recognized environmental consultant firm reasonably acceptable to the Borrower at any reasonable time upon reasonable notice to the Borrower, all at the sole costs and reasonable expense of the Borrower.

            6.07 ERISA. As soon as possible and, in any event, within 20 days after the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate knows or could reasonably be expected to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or could reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Closing Date by $1,000,000 or more; that proceedings could reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or could reasonably be expected to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that the Borrower or any Subsidiaries of the Borrower could reasonably be expected to incur any material liability not existing on the Closing Date pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Banks
(i) a complete copy of the annual report on Internal Revenue Service Form 5500-series of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such annual report has been filed with the Internal Revenue Service or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

            6.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause
(i) each of its, and each of its Subsidiaries', fiscal years to end on April 30, and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on July 31, October 31, January 31 and April 30.

            6.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.10 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries will be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

            6.11 Maintenance of Corporate Separateness. The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither the Borrower nor any of its Subsidiaries shall make any payment to a creditor of any of Alpine or any Subsidiary of Alpine (other than the Borrower) in respect of any liability of any such Person, and no bank account of any of Alpine or any Subsidiary of Alpine (other than the Borrower) shall be commingled with any bank account of the Borrower or any of its Subsidiaries. In dealing with their respective creditors, each of the Borrower, Alpine and the Subsidiaries of Alpine (other than the Borrower and its Subsidiaries) shall clearly establish or indicate the corporate separateness of such Person or Persons from the Borrower and its Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could result in the corporate existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any of Alpine or any Subsidiary of Alpine in a bankruptcy, reorganization or other insolvency proceeding.

            6.12 Ownership of Certain Subsidiaries. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Borrower shall take all action necessary so that at all times (i) the Borrower directly owns 100% of the capital stock of Adience, (ii) Adience directly owns 100% of the capital stock of Newco and (iii) Newco directly owns 100% of the capital stock of Hepworth.

            6.13 Acquisition Documents. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the Acquisition Documents by which it is bound, and to procure the compliance by the other parties to the Acquisition Documents of their obligations under the Acquisition Documents.

            6.14 Interest Rate Protection. No later than thirty (30) days after the Closing Date, the Borrower shall enter into Interest Rate Protection Agreements reasonably acceptable to the Administrative Agent establishing a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional principal amount equal to at least $30,000,000 for a period of at least five years from the Closing Date.

            SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and so long as this Agreement is in effect and the Loans and Notes, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

            7.01 Limitation on Restricted Payments. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) authorize, declare, pay or make any Restricted Distribution, (b) make any Investment (other than Permitted Investments) or (c) purchase, redeem, defease, or otherwise acquire or retire for value, any Indebtedness which is subordinate or junior in right of payment to the Loans (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 7.03 or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Closing Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of Borrower) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Borrower earned subsequent to the Closing Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by Borrower from any Person (other than a Subsidiary of Borrower) from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of Borrower; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Borrower from a holder (other than a Subsidiary of the Borrower) of Borrower's Capital Stock; plus (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Closing Date, whether through interest payments, principal payments, dividends or other distributions or payments and (2) the net cash proceeds received by Borrower or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Borrower or a Subsidiary of Borrower) and (3) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Closing Date in such Unrestricted Subsidiary or joint venture.

            Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the acquisition of any shares of Capital Stock of Borrower, either (i) solely in exchange for shares of Qualified Capital Stock of Borrower or (ii) through the application of the net cash proceeds of a substantially concurrent sale for cash (other than to the Borrower or a Subsidiary of Borrower) of shares of Qualified Capital Stock of Borrower; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Borrower that is subordinate or junior in right of payment to the Loans either (i) solely in exchange for shares of Qualified Capital Stock of Borrower or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to the Borrower or a Subsidiary of Borrower) of shares of Qualified Capital Stock of Borrower; (4) the payment by any Restricted Subsidiary of the Borrower (x) of cash Distributions or other amounts to the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower and (y) if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, of cash Distributions or other payments to its shareholders generally so long as the Borrower or its Restricted Subsidiary which owns the equity interest or interests in the Restricted Subsidiary paying such amounts receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Restricted Subsidiary paying such amounts and taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary); (5) payments may be made by the Borrower and its Subsidiaries to Alpine for any taxable year of the Borrower in which it joins in filing a consolidated federal income tax return with Alpine, from time to time in amounts equal to the Permitted Tax Payments owing at such time, so long as Alpine makes all payments in respect of the tax obligations of the type described in the definition of Permitted Tax Payments required to be made by the affiliated group of which Alpine is the parent; provided further, that any refund attributable to Permitted Tax Payments (or similar such payments made prior to the Closing Date by Adience and its Subsidiaries) actually received by Alpine shall be promptly (and in any event within two Business Days) returned to the Borrower or the respective Subsidiary thereof (and if not so returned, shall reduce the amount of payments otherwise permitted to be made in the future by the Borrower and its Subsidiaries pursuant to this clause (5)); and (6) payments may be made by the Borrower and its Subsidiaries to Alpine (i) for (and in amounts equal to) direct charges incurred by Alpine and attributable to the Borrower and its Subsidiaries plus (but without duplication) the Borrower's (and its Subsidiaries') allocable share of insurance costs for insurance maintained by Alpine which benefits the Borrower and its Subsidiaries (with all allocations pursuant to this clause (i) to be determined by Alpine in good faith and on a fair and reasonable basis) and (ii) so long as no Default under Section 8.01 or 8.05 and no Event of Default exists at the time of any payment thereof, additional payments may be made to Alpine (on a quarterly basis in equal installments) in any fiscal year of the Borrower pursuant to this clause (6) in an amount not to exceed the Alpine Permitted Amount for such fiscal year. In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clause (1) shall be included in such calculation.

            Not later than the date of making by the Borrower or any Restricted Subsidiary of any Restricted Payment (except to the extent permitted pursuant to clauses (4) through (6) of the immediately preceding paragraph), Borrower shall deliver to the Administrative Agent an officers' certificate stating that such Restricted Payment complies with this Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Borrower's latest available internal quarterly financial statements.

            7.02 Limitation on Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under clause (b) below or (y) Affiliate Transactions on terms that are no less favorable to the Borrower or such Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Borrower or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1 million shall be approved by the Board of Directors of the Borrower or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Borrower or any Restricted Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves aggregate payments or other property with a fair market value of more than $5 million, the Borrower or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

            (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary of the Borrower as determined in good faith by the Borrower's Board of Directors;
(ii) transactions exclusively between or among the Borrower and any of its Wholly-Owned Restricted Subsidiaries or exclusively between or among such Wholly-Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement; and (iii) Restricted Payments permitted by this Agreement.

            7.03 Limitation on Incurrence of Additional Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including Acquired Indebtedness); provided, however, that (i) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, then the Borrower may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof, (x) the Consolidated Fixed Charge Coverage Ratio of Borrower is greater than 2.00 to 1.00 if incurred on or prior to the third anniversary of the Closing Date or greater than 2.25 to 1.00 if incurred thereafter and (y) the Borrower would remain in compliance with the requirements of Section 7.08 and (ii) Borrower or any of its Subsidiaries may incur Permitted Indebtedness.

            7.04 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or pay or guarantee any Indebtedness or other obligation owed to Borrower or any other Restricted Subsidiary of Borrower; or (c) transfer any of its property or assets to Borrower or any other Restricted Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) this Agreement; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Borrower; (4) any instrument governing Acquired Indebtedness which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Closing Date (including without limitation the Adience Credit Agreement and the other Adience Credit Documents) to the extent and in the manner such agreements are in effect on the Closing Date; (6) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale; (7) any agreement or instrument governing Capital Stock of any person that is assumed in connection with the acquisition thereof; (8) any restriction on transfer of an asset pursuant to an agreement to sell such asset to the extent such sale would be permitted under the terms of this Agreement; (9) Liens permitted pursuant to Section 7.07, to the extent restricting the transfer of disposition of the respective asset or assets subject to such Lien; (10) other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 7.03; provided that (x) any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstance) and
(y) in no event shall the respective such restrictions be more restrictive in any respect than those contained in the Adience Credit Agreement as originally in effect; (11) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; or
(12) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (9) or (11) above; provided, however, that the provisions relating to such encumbrance or restrictions contained in any such Refinancing Indebtedness are no less favorable to Borrower in any material respect as determined by the Board of Directors of Borrower in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (9) or (11).

            7.05 Limitation on Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Borrower's or the applicable Restricted Subsidiary's Board of Directors); (ii) at least 80% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that the amount of any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision) and be received at the time of such disposition; and
(iii) the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Sale Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to permanently repay (x) principal of loans, and/or unpaid drawings and respective letters of credit, outstanding under the Adience Credit Agreement and/or (y) other outstanding Indebtedness of Restricted Subsidiaries of the Borrower (and, in the case of any repayment pursuant to this clause (A) of outstandings pursuant to any revolving loan or similar commitment, so long as the respective revolving loan or similar commitment is permanently reduced by the amount of such repayment), (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used by Borrower or its Restricted Subsidiaries in the businesses of the Borrower and its Restricted Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of Borrower or of such Restricted Subsidiary determines not to apply the Net Sale Proceeds relating to such Asset Sale as set forth in clause
(iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (a "Net Proceeds Trigger Date"), such aggregate amount of Net Sale Proceeds which have not been applied on or before such Net Proceeds Trigger Date as permitted in clause
(iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (the "Net Proceeds

Prepayment Amount") shall be applied by Borrower or such Restricted Subsidiary to prepay outstanding principal of the Loans on a date (the "Net Proceeds Payment Date") not more than 5 Business Days following the applicable Net Proceeds Trigger Date, with such prepayment being applied to all then outstanding Loans on a pro rata basis and shall include accrued interest thereon, if any, to the date of repayment; provided, however, that if at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary of Borrower, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Sale Proceeds thereof shall be applied in accordance with this covenant. The Borrower may defer the mandatory prepayment of the Loans until there is an aggregate unutilized Net Proceeds Prepayment Amount equal to or in excess of $5 million resulting from one or more Assets Sales (at which time, the entire unutilized Net Proceeds Prepayment Amount, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph).

            Notwithstanding the immediately preceding paragraph, Borrower and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and the reminder in cash or Cash Equivalents and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by Borrower or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Sale Proceeds subject to the provisions of the immediately preceding paragraph.

            7.06 Limitation on Preferred Stock of Subsidiaries. The Borrower shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Borrower or to a Wholly-Owned Restricted Subsidiary of Borrower) or permit any Person (other than to Borrower or a Wholly-Owned Restricted Subsidiary of Borrower) to own any Preferred Stock of any Restricted Subsidiary of the Borrower.

            7.07 Limitation on Liens. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Borrower or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Loans, the Loans are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Loans are equally and ratably secured, except for (A) Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date; (B) Liens securing the Adience Credit Agreement and obligations pursuant thereto and pursuant to the Adience Credit Documents; (C) Liens securing the Loans; (D) Liens in favor of the Borrower or a Wholly-Owned Restricted Subsidiary of Borrower on assets of any Restricted Subsidiary of the Borrower; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement; provided, however, that such Liens (x) are no less favorable to the Banks in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Borrower or any of its Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

            7.08 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:


==========================================================================
                Period                                Ratio

--------------------------------------------------------------------------
Beginning May 1, 1997 and ending April
30, 1998                                              6.00:1

--------------------------------------------------------------------------
Beginning May 1, 1998 and ending July                 6.00:1
31, 1998
--------------------------------------------------------------------------
Beginning August 1, 1998 and ending                   5.85:1
October 31, 1998
--------------------------------------------------------------------------
Beginning November 1, 1998 and ending                 5.75:1
January 31, 1999
--------------------------------------------------------------------------
Beginning February 1, 1999 and ending                 5.75:1
April 30, 1999
--------------------------------------------------------------------------
Beginning May 1, 1999 and ending April                5.50:1
30, 2000
--------------------------------------------------------------------------
Beginning May 1, 2000 and ending April                5.25:1
30, 2001
--------------------------------------------------------------------------
Any time thereafter                                   5.00:1
==========================================================================

            7.09 Limitation on Guarantees by Subsidiaries. The Borrower will not permit any Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Borrower or any other Subsidiary (other than with respect to (A) Permitted Indebtedness of a Restricted Subsidiary (excluding Permitted Indebtedness of the type described in clause (xiii) of the definition of Permitted Indebtedness contained herein), (B) Indebtedness under Other Hedging Agreements in reliance on clause (vi) of the definition of Permitted Indebtedness or (C) Interest Rate Protection Agreements incurred in reliance on clause (v) of the definition of Permitted Indebtedness), unless, in any such case (a) such Restricted Subsidiary executes and delivers an amendment to this Agreement, or a separate guarantee agreement, in either case in form and substance and pursuant to documentation reasonably satisfactory to the Administrative Agent, providing an unconditional guarantee of payment of the Loans (and all other Obligations pursuant to this Agreement) by such Restricted Subsidiary (each a "Guarantee") and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Loans, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable in all material respects to the Banks than those applicable to the respective subordinated Indebtedness.

            Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Loans shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Administrative Agent of any Bank, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of all Indebtedness in connection with which such Guarantee was executed and delivered (or thereafter incurred to the extent such incurrence would also have required the execution and delivery of such Guarantee if same had not theretofore been executed and delivered) pursuant to the preceding paragraph; or
(ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Subsidiary of the Borrower of all of Borrower's Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Agreement and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

            7.10 Merger, Consolidation and Sale of Assets. The Borrower shall not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower's assets (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

            (i) either (1) the Borrower shall be the surviving or continuing corporation or (2) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by an amendment (in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Loans and the performance of every covenant of this Agreement and the other Credit Documents on the part of Borrower to be performed or observed;

            (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Borrower or such Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Borrower immediately prior to such transaction;

            (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

            (iv) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such Transaction), the Borrower or such Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 7.03.

            7.11 Successor Corporation Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with Section 7.10, in which the Borrower is not the continuing corporation, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and other Credit Documents with the same effect as if such surviving entity had been named as such.

            SECTION 8. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

            8.01 Failure to Make Payments When Due. Borrower (i) shall default in the payment of principal when due on any of the Loans; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other amount owing hereunder or under any other Credit Document when due and such default in payment shall continue unremedied for thirty (30) or more days; or

            8.02 Representations and Warranties. Any representation or warranty made by or on the part of Borrower or any Credit Party, as the case may be, contained in any Credit Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect or misleading in any material respect when made or deemed made; or

            8.03 Covenants. Borrower defaults in the observance or performance of any other covenant or agreement contained in this Agreement and which default continues for a period of thirty (30) days after written or telephonic (immediately confirmed in writing) notice thereof has been given to Borrower by the Administrative Agent or the 25% Banks (except in the case of a default with respect to Section 7.10, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); or

            8.04 Default Under Other Credit Documents. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Credit Document (and not constituting an Event of Default under Sections 8.01, 8.02 or 8.03) and such default shall continue unremedied for a period of thirty (30) days after written or telephonic

(immediately confirmed in writing) notice thereof has been given to Borrower by Agent or the 25% Banks; or

            8.05 Voluntary Insolvency, Etc. Alpine, the Borrower or any Restricted Subsidiary of the Borrower shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

            8.06 Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against Alpine, the Borrower or any Restricted Subsidiary of the Borrower under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any similar writ, judgment, warrant of attachment, execution or process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

            8.07 Default Under Other Agreements. There shall be a default under any Indebtedness (other than the Notes) of Alpine, the Borrower and/or one or more Restricted Subsidiaries of the Borrower, whether such Indebtedness now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or
(2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity, and (B) the amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $5 million or more at any one time outstanding; or

            8.08 Judgments. One or more judgments in an aggregate amount in excess of $5 million (which are not covered by third party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Alpine, the Borrower and/or one or more Restricted Subsidiaries of the Borrower and such judgments remain undischarged, unpaid or unstayed for a period of 30 days after such judgment or judgments become final and non-appealable; or

            8.09 Pledge Agreements. At any time after the execution and delivery thereof, either of the Pledge Agreements shall cease to be in full force and (other than as a result of the actions taken by the Administrative Agent or the Banks to release such Pledge Agreement) effect or shall cease to give the Administrative Agent for the benefit of the Banks the Liens, rights, powers and privileges purported to be created thereby, in favor of the Administrative Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or

            8.10 Alpine Guaranty. The Alpine Guaranty or any provision thereof shall cease to be in full force and effect in accordance with its terms, or Alpine or any Person acting by or on behalf of Alpine shall deny or disaffirm Alpine's obligations under the Alpine Guaranty, or any Guarantor Event of Default (as defined in the Alpine Guaranty) shall be in existence pursuant to the terms of the Alpine Guaranty; or

            If any of the foregoing Events of Default shall have occurred and be continuing, the Administrative Agent, at the written direction of the Required Banks shall, take one or more of the following actions: (i) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrower declare the Total Commitment to be terminated whereupon the Total Commitment shall forthwith terminate, (ii) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrower declare all sums then owing by Borrower hereunder and under the Credit Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (iii) enforce, as Collateral Agent all of the Liens and security interests created pursuant to the Pledge Agreements. In cases of any occurrence of any Event of Default described in
Section 8.05 or 8.06 with respect to Borrower, the Total Commitment shall terminate and the

Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, any provision of this Agreement or any other Credit Document to the contrary notwithstanding, and other amounts payable by Borrower hereunder shall also become immediately due and payable all without notice of any kind.

            Anything in this Section 8 to the contrary notwithstanding, the Administrative Agent shall, at the request of the Required Banks, rescind and annual any acceleration of the Loans by written instrument filed with Borrower; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal (other than principal due solely as a result of such acceleration), if any, on the Loans and all other sums payable under this Agreement and the other Credit Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provisions of Section 11.12 hereof.

            SECTION 9. Definitions and Accounting Terms.

            9.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person becomes a Subsidiary of or merges or consolidates with such specified Person or any of its Subsidiaries (and not redeemed, defeased, retired or otherwise repaid at the time of or upon consummation of such merger or acquisition) or Indebtedness assumed in connection with the acquisition of assets from such Acquired Person, but in each case excluding any Indebtedness incurred or secured by Liens (on additional assets or otherwise) in connection with, or in anticipation or contemplation of, such Acquired Person merging or consolidating with, or becoming a Subsidiary of, such specified Person.

            "Acquisition" shall mean the acquisition by Newco of 100% of the outstanding capital stock of Hepworth pursuant to, and in accordance with the terms of, the Acquisition Documents.

            "Acquisition Agreement" shall mean the Share Purchase Agreement, dated as of March 27, 1997, among Glacier R. and M. Holdings Limited, Glacier PLC, Newco and Alpine and as in effect on the Closing Date.

            "Acquisition Documents" shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition.

            "Adience" shall mean Adience, Inc., a Delaware corporation.

            "Adience Credit Agreement" shall mean that certain Credit Agreement, dated as of April 14, 1997, among the Borrower, Adience, Newco, Hepworth, the various lenders party thereto from time to time, and BTCo, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 7.03)) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

            "Adience Credit Documents" shall mean and include each of the documents and other agreements entered into (including, without limitation, the Adience Credit Agreement) relating to the Adience Credit Agreement, as the same may be modified, supplemented or amended from time to time pursuant to the terms thereof.

            "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Administrative Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Administrative Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Administrative Agent for determining the current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

            "Administrative Agent" shall mean Bankers Trust Company, in its capacity as Administrative Agent for the Banks hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of
Section 7.02 an Affiliate of the Borrower shall include (x) any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Borrower and (y) any executive officer or director of the Borrower. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

            "Affiliate Transaction" shall have the meaning provided in Section 7.02.

            "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed, refinanced or replaced from time to time.

            "Alpine" shall mean The Alpine Group, Inc., a Delaware corporation.

            "Alpine Guaranty" shall have the meaning provided in Section 4.13.

            "Alpine Permitted Amount" shall mean $2,000,000; provided that if the Leverage Ratio as determined for the last day of any fiscal year of the Borrower ending after the Closing Date (calculating the numerator as of such date and the denominator for the fiscal year then ended) is (x) less than 3:1, the Alpine Permitted Amount shall instead be $4,000,000 and (ii) is greater than or equal to 3:1, but less than 3.25:1, the Alpine Permitted Amount shall instead be $3,000,000.

            "Alpine Pledge Agreement" shall have the meaning provided in Section 4.12.

            "Alpine Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Alpine Pledge Agreement.

            "Alpine Pledged Stock" shall mean all "Pledged Stock" as defined in the Alpine Pledge Agreement.

            "Applicable Margin" shall mean a percentage per annum equal to (x) in the case of Base Rate Loans, 2.75%, and (y) in the case of Eurodollar Loans, 3.75%.

            "Asset Acquisition" means (a) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or comprise all or substantially all of any division or line of business of such Person.

            "Asset Sale" shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Borrower or a Wholly-Owned Restricted Subsidiary of Borrower of (a) any Capital Stock of any Restricted Subsidiary of the Borrower; or (b) any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which Borrower and its Restricted Subsidiaries receive aggregate consideration of less than $500,000,
(ii) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount equal to at least 80% of the fair market value thereof as determined in accordance with GAAP, (iii) Permitted Investments, (iv) any transfer of property or assets in connection with a dividend to holders of capital stock if such payment is permitted by Section 7.01, (v) the granting of Permitted Liens, and (vi) the sale, lease, conveyance, disposition or other transfer (w) of all or substantially all of the assets of Borrower as permitted under Section 7.10, (x) pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Borrower or any Subsidiary of Borrower with a Lien on such assets, which Lien is permitted under this Agreement, provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, (y) involving only Cash Equivalents or inventory in the ordinary course of business or obsolete, worn out or outmoded equipment in the ordinary course of business consistent with past practices of Borrower or (z) involving only the lease or sublease of any real or personal property in the ordinary course of business or transfers for security purposes only.

            "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

            "Authorized Officer" of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or any Assistant Secretary of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent and BTCo by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

            "Bank" shall mean each financial institution listed on Schedule I, as well as any Person which becomes a "Bank" hereunder pursuant to Section 1.11 or 11.04(b).

            "Bankruptcy Code" shall mean Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

            "Base Rate" at any time shall mean the highest of (i) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate and (iii) the Prime Lending Rate.

            "Base Rate Loan" shall mean each Loan converted into such pursuant to Section 1.08, until such time (if any) has converted back into a Eurodollar Loan in accordance with the requirements of Section 1.08(d).

            "Board of Directors" shall mean, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

            "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

            "Borrower Pledge Agreement" shall have the meaning provided in
Section 4.11.

            "Borrower Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Borrower Pledge Agreement.

            "Borrower Pledged Stock" shall mean all "Pledged Stock" as defined in the Borrower Pledge Agreement.

            "Borrowing" shall mean the single borrowing of Loans hereunder, to be incurred from all the Banks on the Closing Date.

            "BTCo" shall mean Bankers Trust Company in its individual capacity.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in Dollars in the New York interbank Eurodollar market.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be shown as capital expenditures in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

            "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are to be classified and accounted for as Capital Lease Obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

            "Capital Stock" means (i) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person, and (ii) with respect to any person that is not a corporation, any and all partnership or other equity interests of such Person.

            "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Ratings Group or "A2" or the equivalent thereof from Moody's Investors Service, Inc. with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than 270 days after the date of acquisition by such Person, (v) Eurodollar certificates of deposit maturing within one year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia or by any foreign bank, which is a Bank, or United States branches of foreign banks, and in any case having a combined capital and surplus of not less than $100,000,000 and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. ss. 9601 et seq.

            "Change of Control" shall mean (i) Alpine shall at any time cease to own at least 75% of the outstanding capital stock (and at least 75% of the outstanding Voting Stock) of the Borrower, or (ii) the Borrower shall at any time cease to own 100% of the capital stock of Adience, or (iii) the Board of Directors of Alpine shall cease to consist of a majority of Continuing Directors or (iv) any Person, entity or "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as amended) other than a Permitted Holder) is or becomes the beneficial owner of an amount of outstanding Voting Stock, or of outstanding common stock, of Alpine in excess of 35% of the total amount of fully diluted shares of outstanding Voting Stock or common stock, as the case may be, of Alpine.

            "Closing Date" shall mean the date occurring on or after the Effective Date on which the Loans are incurred hereunder.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and to any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Pledge Agreement, including, without limitation, all Alpine Pledge Agreement Collateral, and all Borrower Pledge Agreement Collateral.

            "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Pledge Agreements.

            "Collective Bargaining Agreements" shall have the meaning provided in Section 4.05.

            "Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I, as the same may be (x) reduced from time to time pursuant to Sections 2.02, 3.02 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.11 or 11.04(b).

            "Consolidated EBITDA" means, with respect to the Borrower, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Borrower and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business or other transactions the effect of which has been excluded from Consolidated Net Income), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

            "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA of the Borrower during the four most recent full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Borrower for the Four Quarter Period, provided, however, that prior to the time that financial statements for the Borrower are available for four full fiscal quarters following the Acquisition, the financial statements for the Four Quarter Period shall include the pro forma (giving effect to the Acquisition as if same had occurred on the first day of the respective period) financial statements of Borrower for the number of quarters prior to the Acquisition necessary to provide financial statements for the four most recent full fiscal quarters. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence (and the application of the proceeds thereof) or repayment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence (and the application of the proceeds thereof) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital or revolving credit facilities unless permanently reduced, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including or excluding, as the case may be, any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Borrower or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Borrower or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and (4) to the extent pro forma effect is being given to interest expense attributable to Indebtedness denominated in a currency other than Dollars which was not outstanding for the entire Four Quarter Period, pro forma effect shall be given based on the relevant exchange rates applicable on the date of any determination of the Consolidated Fixed Charge Coverage Ratio is being made.

            "Consolidated Fixed Charges" means, with respect to the Borrower for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Borrower and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock of the Borrower and dividends to the extent payable to the Borrower or its Restricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (other than in the case of Preferred Stock of such Person and its Restricted Subsidiaries for which the dividends are tax deductible for Federal income tax purposes) (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current consolidated federal, state and local tax rate of the Borrower (giving effect to all tax payments made to Alpine), expressed as a decimal.

            "Consolidated Indebtedness" shall mean, at any time, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis with respect to borrowed money or other obligations of such Persons which would appear on the balance sheet of such Persons as indebtedness.

            "Consolidated Interest Expense" means, with respect to the Borrower for any period, the sum of, without duplication: (i) the aggregate of the interest expense, net of interest income, of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (but excluding the amortization of debt issuance costs), (b) the net costs under Interest Rate Protection Agreements, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Income" means, with respect to the Borrower, for any period, the aggregate net earnings (or loss) of the Borrower for such period on a consolidated basis (before preferred stock dividend requirements), determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net earnings of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged or consolidated with the Borrower or any Restricted Subsidiary of the Borrower, (d) the net earnings (but not loss) of any Restricted Subsidiary of the Borrower to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net earnings of any Person, other than a Restricted Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or to a Restricted Subsidiary of the Borrower by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the Borrower by consolidation or merger or as a transferee of the Borrower's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets and (i) all gains or losses from the cumulative effect of any change in accounting principles. Notwithstanding anything to the contrary contained above, to the extent Consolidated Net Income has not already been reduced by same, Consolidated Net Income for any period shall be reduced by the amount of all Restricted Payments made during such period pursuant to clauses (5) and (6) of the second paragraph of Section 7.01; provided further, that to the extent that any payment pursuant to clause (6) of the second paragraph of Section 7.01 (excluding for purposes of this proviso any payment in respect of the Alpine Permitted Amount) would, in accordance with U.S. GAAP as applied by Alpine, be capitalized by Alpine for purposes of its consolidated financial statements, such payment shall only reduce Consolidated Net Income when, and then to the extent, such amounts reduce Alpine's consolidated net income (in accordance with U.S. GAAP as applied by Alpine).

            "Consolidated Net Worth" of the Borrower means the consolidated stockholders' equity of the Borrower, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of the Borrower.

            "Consolidated Non-cash Charges" means, with respect to the Borrower, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Borrower and its Restricted Subsidiaries reducing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve relating to possible cash charges or expenditures for any future or past period).

            "Continuing Directors" shall mean the directors of Alpine on the Closing Date and each other director of Alpine if such director's nomination for election to the Board of Directors of Alpine is recommended by a majority of the then Continuing Directors.

            "Credit Documents" shall mean this Agreement, each Note, each Pledge Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Guarantee.

            "Credit Party" shall mean Alpine, the Borrower and, after the execution and delivery of any Guarantee as required by Section 7.09, each Subsidiary of the Borrower which has executed and delivered such a Guarantee (until such time, if any, as the Guarantee of such Subsidiary is released in accordance with Section 7.09).

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date occurring six months after the Final Maturity Date.

            "Distribution" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or partners or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to its stockholders or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for any consideration any shares of any class of its capital stock or any partnership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or any partnership interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, in each case except to the extent the respective such payments described in this sentence reduced Consolidated Net Income for such period.

            "Documents" shall mean the Credit Documents, the Adience Credit Documents and the Acquisition Documents.

            "Dollar Equivalent" of an amount denominated in a currency other than Dollars (the "Other Currency") shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the respective Other Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

            "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

            "Domestic Subsidiary" shall mean each Subsidiary of the Borrower incorporated or organized in the United States or any State or territory thereof.

            "Effective Date" shall have the meaning provided in Section 11.10.

            "Eligible Transferee" shall mean and include a commercial bank, financial institution, any fund that invests in bank loans and any other "accredited investor" (as defined in Regulation D of the Securities Act).

            "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

            "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

            "Environmental Matter" shall have the meanings provided in Section 6.01(i).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code, except that solely with respect to liabilities to the PBGC for premiums, liabilities for excise taxes under Section 4980B of the Code and pension funding liabilities under Section 412 of the Code, the term "ERISA Affiliate" also includes each person (as defined in Section 3(a) of ERISA) which together with the Borrower is treated as a "single employer" within the meaning of Section 414(m) or (o) of ERISA.

            "Eurodollar Loan" shall mean each Loan outstanding at any time hereunder, except during such time (and then only to the extent) as the respective such Loan is required to be maintained as a Base Rate Loan in accordance with the provisions of Section 1.08.

            "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "Event of Default" shall have the meaning provided in Section 8.

            "Existing Credit Agreement" shall mean that certain Credit Agreement, dated as of January 31, 1997, among Alpine, Adience, Fleet National Bank, BTCo and Bank of Boston Connecticut, as lenders, BTCo, as documentation agent, and Fleet National Bank, as agent, in the form delivered to the Administrative Agent prior to the Closing Date.

            "Existing Indebtedness" shall have the meaning provided in Section 5.22.

            "Existing Indebtedness Agreements" shall have the meaning provided in Section 4.05.

            "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

            "Fees" shall mean all amounts payable pursuant to or referred to in
Section 2.01.

            "Final Maturity Date" shall mean October 15, 2005.

            "Foreign Cash Equivalents" shall mean, with respect to any Foreign Subsidiary of the Borrower (i) any evidence of Indebtedness maturing not later than six months after the date of acquisition and issued or guaranteed by the national government of the country in which such Foreign Subsidiary is incorporated or organized, (ii) any time deposits, certificates of deposit or bankers acceptances maturing not later than six months after the date of acquisition and issued by any bank, provided that the aggregate principal amount of the Indebtedness referred to in clause (i) above, together with the aggregate amount of the deposits or acceptances referred to in clause (ii) above, shall not exceed at any time $10,000,000 and (iii) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) and (ii) above and/or Cash Equivalents.

            "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

            "Foreign Subsidiary" shall mean each Subsidiary of the Borrower other than a Domestic Subsidiary.

            "GAAP" means generally accepted accounting principals in the U.S. as in effect from time to time.

            "Guarantee" shall have the meaning provided in Section 7.09.

            "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

            "Hepworth" shall mean Hepworth Refractories (Holdings) Limited, a corporation organized under the laws of England with registered number 00054713.

            "incur" shall have the meaning provided in Section 7.03.

            "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person,
(iv) all indebtedness or other obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all indebtedness for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all indebtedness of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all obligations under Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

            "Independent Financial Advisor" means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the board of directors of the Borrower, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Borrower and its Affiliates.

            "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

            "Interest Period" shall have the meaning provided in Section 1.07.

            "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

            "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit in the ordinary course of business by Borrower and its Subsidiaries. For the purposes of Section 7.01, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment made shall be the original cost of such Investment plus the cost of all additional Investments by Borrower or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

            "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "Leverage Ratio" shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the then most recently ended Test Period; provided that in calculating the Leverage Ratio (x) to the extent any Asset Acquisition or Asset Sale has occurred during the relevant Test Period or thereafter but on or prior to the date of the respective determination of the Leverage Ratio, Consolidated EBITDA shall be determined for the respective Test Period on a pro forma basis (as provided in the definition of Consolidated Fixed Charge Coverage Ratio in calculating the denominator thereof) to give effect to all such Asset Acquisitions and/or Asset Sales occurring after the first day of the respective Test Period and (y) if the Leverage Ratio is being determined at any time prior to April 30, 1998, the Test Period shall be shorter than four fiscal quarters and, accordingly, if the length of the respective Test Period is (i) one fiscal quarter, the amount of Consolidated EBITDA shall be multiplied by four, (ii) two fiscal quarters, the amount of Consolidated EBITDA shall be multiplied by two or (iii) three fiscal quarters, the amount of Consolidated EBITDA shall be multiplied by 4/3; provided further that in calculating the Leverage Ratio for purposes of Section 7.08 only, if the Leverage Ratio is being determined at any time prior to April 30, 1998, an amount equal to $3,200,000 shall be added to Consolidated EBITDA, representing the per annum amount of cost savings expected to be generated during Test Periods ended after April 30, 1998.

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

            "Loan" shall have the meaning provided in Section 1.01.

            "Management Agreements" shall have the meaning provided in Section 4.05.

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Material Adverse Effect" shall mean any Material Adverse Effect on the business, operations, properties, assets, liabilities, conditions (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

            "Net Proceeds Payment Date" shall have the meaning provided in
Section 7.05.

            "Net Proceeds Prepayment Amount" shall have the meaning provided in
Section 7.05.

            "Net Proceeds Trigger Date" shall have the meaning provided in
Section 7.05.

            "Net Sale Proceeds" shall mean for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (a) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans and obligations pursuant to the Adience Credit Documents required to be repaid as a result of such asset sale) and (b) all foreign, federal, state and local taxes to the extent payable as a direct consequence of any such asset sale.

            "Newco" shall mean Refraco Holdings Limited, a private limited company organized under the laws of England with registered number 3354257.

            "Note" shall have the meaning provided in Section 1.04(a).

            "Notice of Borrowing" shall have the meaning provided in Section 1.02(a).

            "Notice Office" shall mean the office of the Administrative Agent located at 130 Liberty Street, New York, New York 10006, Attention: Gina Thompson, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

            "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

            "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

            "Payment Office" shall mean the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006, ABA Number:
021001033, Account Name: Commercial Loan Division, Account Number: 99-401-268,
Reference: Refraco Inc., Attention: Shannon Farrell, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Permitted Holder" shall mean Steve Elbaum, each member of the immediate family of the foregoing natural person and any trust or similar device created for the benefit of any one or more of the foregoing and each Person which acquires the direct or indirect beneficial ownership interest in shares of capital stock of Alpine as an executor or administrator for or by way of inheritance or bequest from the foregoing natural person following the death of such natural person.

            "Permitted Indebtedness" means, without duplication, each of the following:

            (i) Indebtedness under this Agreement;

            (ii) Indebtedness of the Borrower and any of its Subsidiaries incurred pursuant to the Adience Credit Documents in an aggregate principal amount at any time outstanding not to exceed (A) the sum of (x) $80,000,000 and
(y) (pound)36,663,559.43 (or the Dollar Equivalent thereof), less (B) the sum of
(x) the aggregate amount of Indebtedness of Securitization Entities in Qualified Securitization Transactions (which reduction shall not exceed $35 million) and
(y) the aggregate amount of any permanent prepayments or repayments of principal of Indebtedness pursuant to the Adience Credit Documents as required by Section 3.02(c) and 7.05 hereof;

            (iii) Interest Rate Protection Agreements of Borrower covering Indebtedness of Borrower; provided, however, that (x) such Interest Rate Protection Agreements are designed to protect Borrower from fluctuations in interest rates on Indebtedness incurred in accordance with this Agreement (and are used for bona fide hedging, and not speculative, purposes); and (y) the notional principal amount thereof does not exceed the principal amount of the Indebtedness outstanding under this Agreement;

            (iv) Interest Rate Protection Agreements of Restricted Subsidiaries of the Borrower covering Indebtedness of one or more Restricted Subsidiaries; provided, however, that (x) such Interest Rate Protection Agreements are designed to protect the Restricted Subsidiaries of the Borrower from fluctuations in interest rates on Indebtedness incurred in accordance with this Agreement (and are used for bona fide hedging, and not speculative, purposes) and (y) the notional principal amount thereof does not exceed the principal amount of the Indebtedness to which the respective Interest Rate Protection Agreements relate;

            (v) Indebtedness of one or more Restricted Subsidiaries of the Borrower under Other Hedging Agreements; provided that such Other Hedging Agreements are (as reasonably determined in good faith by the Borrower or its respective Restricted Subsidiary) designed to protect against fluctuations in currency values (and are used for bona fide hedging, and not speculative, purposes) related to income or cash flow derived from foreign operations of Restricted Subsidiaries of the Borrower not already protected against through existing Other Hedging Agreements or Indebtedness outstanding and denominated in the respective other currencies;

            (vi) Indebtedness of a Wholly-Owned Restricted Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower, in each case subject to no Lien (other than Permitted Liens) held by a Person other than the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower; provided that if as of any date any Person other than the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower owns or holds any such Indebtedness or holds a Lien (other than a Permitted Lien) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

            (vii) Indebtedness of the Borrower to a Wholly-Owned Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by a Wholly-Owned Restricted Subsidiary of the Borrower, in each case subject to no Lien (other than Permitted Liens); provided that (a) any Indebtedness of the Borrower to any Wholly-Owned Restricted Subsidiary of the Borrower is unsecured and subordinated, pursuant to a written agreement, to the Borrower's Obligations under this Agreement (provided, however, that payments in respect of such Indebtedness may be made so long as at the time of and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing) and (b) if as of any date any Person other than a Wholly-Owned Restricted Subsidiary of the Borrower owns or holds any such Indebtedness or any Person holds a Lien (other than a Permitted Lien) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Borrower;

            (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

            (ix) Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

            (x) Refinancing Indebtedness;

            (xi) Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

             (xii) obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

            (xiii) guarantees by the Borrower or a Restricted Subsidiary of Indebtedness incurred by the Borrower or a Restricted Subsidiary so long as (x) the incurrence of such Indebtedness by the Borrower or any such Restricted Subsidiary is otherwise permitted by the terms of this Agreement and (y) any Guarantees required to be executed and delivered pursuant to Section 7.09, as a result of the guaranty incurred pursuant to this clause (xiii), shall in fact be executed and delivered;

            (xiv) Indebtedness of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $10 million at any time outstanding (A) representing Capitalized Lease Obligations and (B) in respect of Indebtedness incurred for financing all or a part of the costs of acquiring, constructing or developing assets used in the business of Borrower or its Restricted Subsidiaries;

            (xv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Borrower or any Subsidiary of Borrower (except for Standard Securitization Undertakings); and

            (xvi) $30 million of other Indebtedness of the Borrower or any of its Restricted Subsidiaries at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Adience Credit Agreement).

            "Permitted Investments" means (i) Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Person that is or will become immediately after such Investment a Wholly-Owned Restricted Subsidiary of the Borrower or that will merge or consolidate into the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower; (ii) Investments in the Borrower by any Restricted Subsidiary of the Borrower, provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement reasonably satisfactory to the Administrative Agent, to the Borrower's Obligations hereunder; (iii) Investments in cash, Foreign Cash Equivalents and Cash Equivalents; (iv) loans and advances to employees and officers of the Borrower and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $2 million in the aggregate at any one time outstanding; (v) Interest Rate Protection Agreements and Other Hedging Agreements entered into in the ordinary course of Borrower's or its Subsidiaries' businesses that are entered into for bona fide hedging activities and are otherwise in compliance with this Agreement; (vi) Investments acquired in connection with bankruptcy, work-out, reorganization, liquidation or similar proceedings of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (vii) Investments made by Borrower or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with
Section 7.05; (viii) Investments existing on the Closing Date; (ix) any Investment by the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; and (x) additional Investments in an aggregate amount not exceeding $5 million outstanding at any time. The amount of any Permitted Investment made shall be the original cost of such Investment plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Permitted Investment or any other amounts received in respect of such Permitted Investment.

            "Permitted Liens" means the following types of Liens:

            (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Borrower or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

            (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business,

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, pensions and other types of social security;

            (iv) Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (v) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded within ten days after the entry of such judgment;

            (vi) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

            (vii) any interest or title of a lessor under any Capitalized Lease Obligation permitted under Section 7.03; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

            (viii) purchase money Liens to finance property or assets of the Borrower or any Subsidiary of Borrower acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness is Permitted Indebtedness and shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Borrower or any Subsidiary of Borrower other than the property and assets so acquired and additions and accessions thereto and proceeds therefrom and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

            (ix) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

            (x) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

            (xi) Liens encumbering deposits, including operating lease deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of its Subsidiaries, including rights of offset and set-off;

            (xii) Liens securing Interest Rate Protection Agreements and Other Hedging Agreements otherwise permitted under this Agreement;

            (xiii) Liens securing Acquired Indebtedness incurred in accordance with Section 7.03 provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Borrower or a Subsidiary of Borrower and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Borrower or a Subsidiary of the Borrower and
      (B) such Liens do not extend to or cover any property or assets of the Borrower or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such indebtedness became Acquired Indebtedness of the Borrower or a Subsidiary of Borrower and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or a Subsidiary of the Borrower;

            (xiv) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

            (xv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Borrower or any Restricted Subsidiary of its obligations under such lease;

            (xvi) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under this Agreement and under which the Borrower or any Restricted Subsidiary is lessee;

            (xvii) Liens securing the Obligations under this Agreement;

            (xviii) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in each case incurred in connection with a Qualified Securitization Transaction;

            (xix) Liens arising out of consignment or similar arrangements for sales of goods entered into by Restricted Subsidiaries of the Borrower in the ordinary course of business and;

            (xx) additional Liens, so long as neither the fair market value of all assets subject thereto, nor the aggregate amount of obligations secured thereby, exceeds $2,000,000 in the aggregate at any time outstanding.

            "Permitted Tax Payment" means (for any taxable year of the Borrower in which it joins in filing a consolidated federal income tax return with Alpine) a payment (including any estimated tax payment based on any estimated tax liability for such year) by the Borrower and its Subsidiaries to Alpine in an amount equal to the separate return federal income tax liability (if any) of the affiliated group (within the meaning of Section 1504 of the Code) of which the Borrower would be the parent (the "Borrower Group") if it were not a member of another affiliated group for that or any other taxable year; provided, that such payment can be made by the Borrower and its Subsidiaries no earlier than two Business Days prior to the date on which the affiliated group of which the Borrower is actually a member makes federal income tax payments (including estimated tax payments) for such year to the Internal Revenue Service. In the event that Alpine and any member of the Borrower Group join in filing any combined or consolidated (or similar) state or local income or franchise tax returns, the Permitted Tax Payment shall include payments with respect to such state or local income or franchise taxes determined in a manner as similar as possible to that provided in the preceding sentence for federal income taxes.

            "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 401(a) of the Code, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

            "Pledge Agreements" shall mean the Alpine Pledge Agreement and the Borrower Pledge Agreement.

            "Pledged Stock" shall mean the Alpine Pledged Stock and the Borrower Pledged Stock.

            "Pounds Sterling" and "(pound)" shall mean freely transferrable lawful money of England.

            "Preferred Stock" of any person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

            "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

            "Projections" shall have the meaning provided in Section 4.14.

            "Pro Rata Share" shall mean, with respect to any Bank, an amount equal to the result obtained by multiplying a described amount or total amount by a fraction the numerator of which shall be such Bank's then outstanding Loans and the denominator of which shall be all then outstanding Loans.

            "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be paid in fees to other parties in the Qualified Securitization Transaction and amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables of newly acquired equipment.

            "Qualified Capital Stock" means any capital stock of the Borrower that is not Disqualified Capital Stock.

            "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

            "Quarterly Payment Date" shall mean the last Business Day of each January, April, July and October occurring after the Closing Date.

            "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. ss. 6901 et seq.

            "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

            "Recovery Event" shall mean the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Borrower or any of its Restricted Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 6.03, provided, however, that in no event shall payments made under business interruption insurance constitute a Recovery Event.

            "Reference Date" shall have the meaning provided in Section 7.01.

            "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

            "Refinancing Indebtedness" means any Refinancing by the Borrower or any Subsidiary of Borrower of Indebtedness incurred in accordance with Section
7.03 (other than pursuant to clause (ii), (iii), (iv), (v), (vi), (vii), (viii),
(ix), (xi), (xiii), (xiv), (xv) or (xvi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium or penalty required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Borrower and/or its Restricted Subsidiaries in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced, provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Borrower, then such Refinancing Indebtedness shall be Indebtedness solely of Borrower and (y) if such Indebtedness being Refinanced is subordinate or junior to the Loans, then such Refinancing Indebtedness shall be subordinate to the Loans at least to the same extent and in the same manner as the Indebtedness being Refinanced.

            "Register" shall have the meaning provided in Section 11.15.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

            "Replaced Bank" shall have the meaning provided in Section 1.11.

            "Replacement Asset" shall have the meaning provided in Section 7.05.

            "Replacement Bank" shall have the meaning provided in Section 1.11.

            "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

            "Required Banks" shall mean, collectively, Banks the sum of whose outstanding Loans (or, if prior to the Closing Date, Commitments) represent an amount greater than 50% of the sum of all outstanding Loans (or, if prior to the Closing Date, the Commitments).

            "Restricted Payment" shall have the meaning provided in Section
7.01.

            "Restricted Distribution" shall mean (a) any authorization, declaration or payment of any Distributions with respect to the Borrower or any of its Restricted Subsidiaries or any other payment to Alpine or any Affiliate of the Borrower or Alpine (excluding the Borrower and its Subsidiaries) by the Borrower or any of its Restricted Subsidiaries, (b) the making (or the giving of any notice in respect thereof) by the Borrower or any of its Restricted Subsidiaries of any voluntary or mandatory payment, purchase, acquisition or redemption, whether by the making of any payments of the principal, interest or otherwise, in respect of any loan, advance or extension of credit made to the Borrower or any of its Subsidiaries by, or in respect of any guarantee or Contingent Obligation made for the benefit of the Borrower or any of its Subsidiaries by, or in respect of any other obligation of the Borrower or any of its Subsidiaries owed to, Alpine or any of its Subsidiaries (excluding the Borrower and its Restricted Subsidiaries) or any other Affiliate of Alpine (excluding the Borrower and its Restricted Subsidiaries), whether pursuant to a contractual agreement or otherwise, and (c) the payment of any management fees or any other fees or expenses (including the reimbursement thereof by the Borrower or any of its Restricted Subsidiaries) to Alpine or any of its Subsidiaries (excluding the Borrower and its Restricted Subsidiaries) or to any other Affiliate of Alpine (excluding the Borrower and its Restricted Subsidiaries) pursuant to any Management Agreement or any other agreement. Notwithstanding anything to the contrary contained above, payments made in respect of the Obligations in accordance with the terms of this Agreement shall not constitute Restricted Payments, even if the respective Obligations are held by Alpine or an Affiliate of Alpine or the Borrower.

            "Restricted Subsidiary" means any Subsidiary of the Borrower which at the time of determination is not an Unrestricted Subsidiary.

            "Returns" shall have the meaning provided in Section 5.09.

            "Sale and Leaseback Transaction" means any arrangement, directly or indirectly, whereby a seller or transferror shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

            "SEC" shall have the meaning provided in Section 6.01(h).

            "Section 3.04(b)(ii) Certificate" shall have the meaning provided in
Section 3.04(b)(ii).

            "Secured Creditors" shall have the meaning assigned that term in the respective Pledge Agreement.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Securitization Entity" means a Wholly Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard

Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity or other arrangements common to a Qualified Securitization Transaction, and (c) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

            "Shareholders' Agreements" shall have the meaning provided in
Section 4.05.

            "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable securitization transaction.

            "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

            "Surviving Entity" shall have the meaning provided in Section 7.10.

            "Taxes" shall have the meaning provided in Section 3.04(a).

            "Test Period" shall mean (i) for any determination made on or prior to April 30, 1998, the period from May 1, 1997 to the last day of the fiscal quarter of the Borrower then last ended and (ii) for any determination made thereafter, the four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

            "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

            "Transaction" shall mean, collectively, (i) the consummation of the Acquisition, (ii) the incurrence by Adience, Newco and Hepworth of the loans under the Adience Credit Agreement, (iii) the repayment of all amounts owing, and the termination of all commitments, under the Existing Credit Agreement,
(iv) the incurrence of Loans on the Closing Date, (v) the taking of all actions described in Schedule XII (excluding the actions described in Part II.D. and Part IV thereof, which will occur after the Closing Date) and (vi) the payment of fees and expenses owing in connection with the foregoing.

            "25% Banks" shall mean, collectively Banks the sum of whose outstanding Loans represent an amount equal to, or in excess of, 25% of the sum of all outstanding Loans.

            "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

            "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

            "Unfunded Current Liability" of any Plan, means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower, any Subsidiary of the Borrower or any ERISA affiliate on an ongoing basis to the PBGC or the Plan under Title IV of ERISA.

            "United States" and "U.S." shall each mean the United States of America.

            "Unrestricted Subsidiary" means (i) any Subsidiary of the Borrower that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the

Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary, but excluding the Borrower and Adience) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Borrower certifies to the Administrative Agent that such designation complies with Section 7.01 and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the Lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 7.03 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

            "Voting Stock" shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

            "Waivable Mandatory Prepayment" shall have the meaning provided in
Section 3.02(f).

            "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

            "Wholly-Owned Restricted Subsidiary" at any time shall mean any Person which at such time is both a Wholly-Owned Subsidiary of the Borrower and a Restricted Subsidiary.

            "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

            SECTION 10. The Administrative Agent.

            10.01 Appointment. The Banks hereby designate BTCo as Administrative Agent (for purposes of this Section 10, the term "Administrative Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Pledge Agreements) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

            10.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

            10.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

            10.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

            10.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

            10.06 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Administrative Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

            10.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

            10.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

            10.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Banks and the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

            (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Adience.

            (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Adience (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

            (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

            SECTION 11. Miscellaneous.

            11.01 Payment of Expenses, etc. The Borrower agrees that it shall:
(i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case and the Administrative Agent's local counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent; (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Administrative Agent and each Bank, and each of their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

            11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized (to the extent not prohibited by applicable law) at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Bank, at its address specified on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective (x) three Business Days after deposited in the mails, (y) one Business Day after delivered to the telegraph company, cable company or a recognized overnight courier, as the case may be, or (z) when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

            11.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its outstanding Loans hereunder except as provided in Sections 1.11 and 11.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of Loans shall not constitute a change in the terms of such participation), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (iii) release or terminate the Guaranty provided by Alpine or (iv) release all or substantially all of the Collateral under all of the Pledge Agreements (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

            (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (ii) in the case of any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Bank or by an Affiliate of such investment advisor or
(y) assign all, or if less than all, a portion equal to at least $2,000,000 in the aggregate for the assigning Bank or assigning Banks, of such outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the outstanding Loans of such new Bank and of the existing Banks, (ii) upon the surrender of the Notes by the assigning Bank (or, upon such assigning Bank's indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning

Bank, such new Notes to be in conformity with the requirements of Section 1.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of the Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500, (v) promptly after such assignment, the Borrower shall have received from the Administrative Agent notice of any such assignment and of the identity, nationality and applicable lending office of any such Eligible Transferee that is not a United States Person (as defined in Section 7701(a)(30) of the Code), together with the copy of the Assignment and Assumption Agreement relating thereto and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.15 hereof. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Loans. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to the Borrower in the case of a Bank described in clause (ii) or
(iv) of Section 3.04(b), the forms described in such clause (ii) or (iv), as the case may be. To the extent that an assignment of all or any portion of a Bank's outstanding Obligations pursuant to Section 1.11 or this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 1.08 or
4.04 in excess of those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which are not in excess of those being charged by the respective assigning Bank prior to such assignment and any subsequent increased costs of the type described above resulting from changes after the date of the respective assignment).

            (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Bank which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (c) shall release the transferor Bank from any of its obligations hereunder.

            11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Bank to any other or further action in any circumstances without notice or demand.

            11.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            11.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided that (i) except as otherwise specifically provided herein, all computations determining compliance with Sections 7.03 and 7.08, shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered to the Banks for the first fiscal year of the Borrower ended after the Effective Date pursuant to Section 6.01(b) (which annual financial statements shall be generally consistent with the historical financial statements delivered to the Banks pursuant to Section 5.05(a) and (b)) and (ii) for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the results of operations of any Unrestricted Subsidiaries (which for this purpose shall be treated as if same did not exist).

            (b) Notwithstanding anything to the contrary contained in clause (a) of this Section 11.07, (i) all calculations used in determining the Consolidated Fixed Charge Coverage Ratio (except to the extent otherwise provided in clause
(4) of the last sentence of the definition thereof) and the Leverage Ratio shall convert all Pounds Sterling (or other currencies not in Dollars) amounts into Dollars using the average rate of exchange (as quoted in the Wall Street Journal) during the relevant fiscal period based on the rates in effect in London, England on each Business Day during such fiscal period, provided that in determining the Leverage Ratio at any time the numerator thereof shall be calculated by converting all Pounds Sterling (or other currencies not in Dollars) amounts into Dollars using the Dollar Equivalent of the respective such amounts as in effect on the date of determination, and (ii) for purposes of determining compliance with any incurrence tests set forth in Section 7 (excluding the definitions of Consolidated Fixed Charge Coverage Ratio and Leverage Ratio), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence test regulates the aggregate amount outstanding at any time and is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditure is made under any provision of any such Section that regulates the aggregate Dollar amount outstanding at any time) and (iii) except as otherwise specifically provided herein, all computations determining compliance with Section 7 shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered to the Banks for the first fiscal year of the Borrower ended after the Effective Date pursuant to Section 6.01(b) (which annual financial statements shall be generally consistent with the historical financial statements delivered to the Banks pursuant to Section 7.05(a) and (b)) but shall be made in accordance with the requirements of clause (i) or (ii), as the case may be, of this Section 13.07(b).

            (c) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

            11.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, IN THE CASE OF OTHER CREDIT DOCUMENTS, AS SPECIFICALLY OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME

EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

            (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

            11.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower, the Administrative Agent and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent shall give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

            11.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            11.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) with Obligations being directly modified, (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release or terminate the Alpine Guaranty provided by Alpine or (iii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Pledge Agreements,
(iv) amend, modify or waive any provision of this Section 11.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections set forth in the proviso below to such additional extensions of credit), (v) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Loans are included on the Effective Date) or
(vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (x) increase the Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Bank), (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision as same relates to the rights or obligations of the Administrative Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

            (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described below, to replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to
Section 1.11 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination provided further, that in any event the Borrower shall not have the right to replace a Bank, or repay its Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 11.12(a).

            11.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.08, 3.04, 10.06 and 11.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

            11.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 1.08, 1.09 or 3.04 in excess of those being charged by the respective Bank prior to such transfer, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective transfer).

            11.15 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 11.15, to maintain a register (the "Register") on which it will record the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15.

            11.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.16, each Bank agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Bank) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Administrative Agent or the Collateral Agent or any other Bank and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Loans or any interest therein by such Bank, provided, that such prospective transferee shall be subject to the provisions of this Section 11.16(a).

            (b) The Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Bank).

            11.17 No Recourse Against Others. No stockholder (except Alpine to the extent expressly provided in the Alpine Guaranty and Alpine Pledge Agreement), director, officer, employee, incorporator or Subsidiary of the Borrower (including without limitation Adience and its Subsidiaries) as such, past, present or future of the Borrower or any successor corporation shall have any liability for any obligations of the Borrower under this Agreement or the Notes or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Bank waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

            11.18 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.08 or 1.09 of this Agreement, unless a Bank gives notice to the respective Borrower that it is obligated to pay an amount under the respective Section within one year after the later of
(x) the date the Bank incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Bank has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Bank shall only be entitled to be compensated for such amount by such Borrower pursuant to said Section 1.08 or 1.09, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Bank giving notice to such Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.08 and 1.09, as the case may be. This Section 11.18 shall have no applicability to any Section of this Agreement other than said Sections 1.08 and 1.09.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
c/o The Alpine Group, Inc.
1790 Broadway                          REFRACO INC.
New York, New York 10019
Attn:  Stewart H. Wahrsager,
       Vice President                  By /s/ Stewart H. Wahrsager
Telephone:  (212) 757-3333                --------------------------
Facsimile:   (212) 757-3423               Title: Vice President


                                        BANKERS TRUST COMPANY,
                                          Individually and as
                                          Administrative Agent


                                       By /s/ Gina S. Thompson
                                          --------------------------
                                          Title: Vice President